Exhibit 99.1

For editorial information: The Dow Chemical Company Rebecca Bentley +1 989 638 8568 rmbentley@dow.com	For editorial information The Dow Chemical Company Louise Adhikari +1 989 638 9889 ladhikari@dow.com

FOR IMMEDIATE RELEASE

Dow CFO William H. Weideman to Retire;

Board Elects Howard I. Ungerleider Chief Financial Officer

MIDLAND, Mich. – September 8, 2014 – The Dow Chemical Company (NYSE: DOW) today announced that Chief Financial Officer William H. (Bill) Weideman has elected to retire from the Company, following 38 years of service with Dow. The Board of Directors has elected Howard I. Ungerleider to succeed him as chief financial officer, and his appointment will become effective October 1, 2014.

Weideman most recently served as executive vice president and chief financial officer, a role he assumed in November 2009. He will officially retire at the end of 2014, and will begin working with Ungerleider to ensure a smooth transition of leadership responsibilities.

Ungerleider, 46, joined Dow in 1990 and his career has spanned a wide variety of commercial, business, financial, geographic, functional and enterprise-level leadership roles globally. In 2006, he was appointed North American commercial vice president for Dow’s $6 billion Basic Plastics business portfolio. From 2008 to 2011, Ungerleider served as vice president of Investor Relations, where he was responsible for creating and driving an investor outreach program regarding Dow’s strategic transformation and performance in the midst of the worst global economic crisis in decades.

He was named president for Dow’s Performance Plastics Division in 2011, and in 2012 was named executive vice president of Dow’s Advanced Materials Division, and joined Dow’s senior-most executive team. Under his leadership, the Advanced Materials businesses have grown to more than $11 billion in sales across more than 130 countries.

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“Howard has been instrumental in transforming Dow to a more market-driven, innovative and technology-led organization, and brings a broad array of experience and leadership across multiple businesses and geographies, as well as his investor relations experience,” said Andrew N. Liveris, Dow’s chairman and chief executive officer. “I am pleased to have his focused leadership as we continue to drive proactive measures to further maximize Dow’s earnings potential, generate increasing cash and reward our shareholders.”

Weideman, 60, joined Dow in 1976 and held numerous financial leadership roles during the span of his nearly 40-year career. He was appointed vice president and corporate controller in 2006, interim chief financial officer in November 2009 and was named to his current position in 2010. He assumed responsibility for Corporate Strategic Development and executive oversight for Dow AgroSciences in August 2012. He has also served as a member of the Company’s Executive Committee.

“Throughout his career, Bill has served Dow with an effective blend of financial acumen, vision and leadership,” said Liveris. “During his tenure as CFO, Bill has been an outstanding steward of Dow’s financial strategy through a critical phase of our transformation. He leaves a legacy of financial strength across our global organization, and Dow will continue to build on the strong foundations and trajectory that Bill and his team have set for years to come.”

About Dow

Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world’s most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow’s integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high growth sectors such as packaging, electronics, water, coatings and agriculture. In 2013, Dow had annual sales of more than $57 billion and employed approximately 53,000 people worldwide. The Company’s more than 6,000 products are manufactured at 201 sites in 36 countries across the globe. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP financial measures: Dow’s management believes that measures of income adjusted to exclude certain items (“non-GAAP” financial measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such financial measures are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP financial measures of performance. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the Supplemental Information tables.

®Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

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®Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow